Exhibit 99.1

LightPath Technologies Announces New Environmentally Friendly Glass

LightPath introduces new proprietary lead free glass

(June 8, 2005) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM(R) glass products, high performance fiber-optic beam delivery systems and optical isolators, is pleased to announce a new proprietary lead free glass ECO550 used for precision molded aspheric lenses.

The European Parliament has established a specification, RoHS (Restriction of Hazardous Substances), for the elimination of certain hazardous substances used in electronic equipment, which takes effect July 2006. ECO550 glass is RoHS compliant and contains no lead or other restricted materials. LightPath is introducing a full line of standard aspheric lenses that now utilize EC0550 and the ability to produce custom lens designs. ECO550 also meets the Japanese Green guidelines established in 2003.

LightPath is recognized as a world leader in precision molded aspheric optics. With the introduction of ECO550, LightPath can now offer the same high-performance aspheric lens designs without the use of lead, enabling new applications requiring environmentally friendly materials worldwide.

Ken Brizel, LightPath Chief Executive Officer, stated, "ECO550 gives customers another choice when designing their applications. This new environmentally friendly glass will enable our customers to meet the upcoming global environmental legislation restricting hazardous substances."

Selected lens designs are available now and many more standard series 350XXX lenses using EC0550 will be available prior to September 2005, based on customer requirements. Please contact LightPath sales or authorized representatives and distributors for more information.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Edward Patton, Vice President Marketing

LightPath Technologies, Inc. (407) 382-4003

Internet: http://www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.